Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD ANNOUNCES RECORD THIRD QUARTER RESULTS

WITH NET INCOME UP 59% ON 10% SALES INCREASE

Company Posts 18th Consecutive Period of Comparable Quarter Growth

Newport Beach, CA — November 13, 2003 — American Vanguard Corporation (AMEX: AVD), today announced record financial results for the third quarter ended September 30, 2003.

Third Quarter Financial Highlights — versus fiscal 2002 third quarter

•	Net sales increased 10% to $32.9 million.
•	Operating income was up 59% to $4.7 million.
•	Net income rose 59% to $2.8 million or $.45 per diluted share.

Nine-month Financial Highlights — versus the first nine months of 2002

•	Net sales grew 25% to $86.2 million.
•	Operating income increased 46% to $9.2 million.
•	Net income was up 56% to $5.8 million or $.93 per diluted share.

Eric Wintemute, President and CEO of American Vanguard, stated, “We are extremely pleased with our results for the quarter and year-to-date, and are proud to be announcing our 18th consecutive quarter of comparable growth. The key drivers of the growth for the quarter were our cotton insecticide, soil fumigant and vegetable herbicide. Additionally, we continued to experience strong sales from the product line we purchased from Pace International early this year. Our customers have responded positively to this product line, which includes the top performing snail and slug control product in the market.”

James Barry, Senior Vice President and CFO of American Vanguard, commented, “We have maintained our strong financial position, closing the quarter with $25.7 million in working capital, a long-term debt-to-equity ratio of .38:1.00, and shareholders’ equity of $45.6 million.”

Mr. Wintemute concluded, “The solid results for the quarter and year-to-date reflect the successful implementation of our growth strategy. Our goal is to be the preferred buyer for larger companies divesting niche product lines due to industry consolidation. Based on our track record and distinct characteristics, we are enthusiastic about the Company’s prospects for continued growth through additional product acquisitions and licensing opportunities. We are currently on track to comfortably meet our previously stated goals of double-digit sales and net income growth for fiscal 2003. We look forward to reporting our progress.”

Conference Call

Eric G. Wintemute, President & CEO, and James A. Barry, Senior Vice President & CFO, will conduct a conference call focusing on the financial results at 12:00 noon ET on Thursday, November 13, 2003. Interested parties may participate in the call by dialing 973-935-8504 approximately 10 minutes before the call is scheduled to begin. The conference call will also be broadcast live over the Internet via the Investors section of the Company’s web site at www.american-vanguard.com. To listen to the live call please go to the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the Company’s web site.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. The Company’s basic strategy is to acquire brand name, niche product lines from larger companies that divest mature products to focus on newly discovered molecules. During 2003, American Vanguard was recognized as one of Business Week’s Hot Growth Companies (#94), Fortune Small Business’ America’s 100 Fastest Growing Small Companies (#35) and Forbes’ Hot Shots: 200 Up and Coming Companies (#23). To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

CONTACT -OR-	AVD’S INVESTOR RELATIONS FIRM
American Vanguard Corporation	The Equity Group Inc.
Eric G. Wintemute, President & CEO	www.theequitygroup.com
James A. Barry, Senior Vice President & CFO	Lauren Barbera
(949) 260-1200	lbarbera@equityny.com
(212) 836-9610
Loren G. Mortman
(212) 836-9604